Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of January 5, 2026 (the “Effective Date”), by and between Gregory R Alexander (the “Executive”) and Syra Health Corp., a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in each case effective as of the Effective Date;

WHEREAS, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company;

WHEREAS, this Agreement supersedes any and all prior term sheets, employment agreements or similar agreements by and between Executive and the Company.

AGREEMENT

In consideration of the mutual covenants herein contained and the employment of Executive by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” shall mean any of the following: (i) the commission of a material act of fraud, embezzlement or misappropriation, which is intended to result in substantial personal enrichment of Executive in connection with Executive’s employment with the Company; (ii) Executive’s willful misconduct, gross negligence, act of dishonesty or breach of trust in connection with Executive’s employment; (iii) Executive’s indictment for or charge with (and in connection with which there is the commencement of a criminal trial), or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses) or any other criminal offense involving fraud, dishonesty, misappropriation or serious moral turpitude; (iv) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, including without limitation, those set forth in Section 15(a) and Section 15(b) of this Agreement or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates, including, without limitation, those set forth in Section 14 of this Agreement and the Confidentiality and Inventions Agreement attached hereto as Exhibit B; or (v) Executive’s (1) material failure to perform Executive’s duties as set forth in this Agreement, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

(b) “Change of Control” shall mean the occurrence of any of the following events:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii) the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly more than fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii) there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(c) “Disability” means totally and permanently disabled as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof.

(d) “Good Reason” shall mean without Executive’s express written consent any of the following: (i) a material reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a reduction of Executive’s compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from the Company’s then current principal location; or (iv) a material breach by the Company of this Agreement. Any Good Reason termination will require thirty (30) days advance written notice by Executive of the event giving rise to Good Reason within sixty (60) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within sixty (60) days after the failure of the Company to cure a Good Reason event.

2. Duties and Scope of Position. During the Term (as defined below), Executive will serve as Chief Executive Officer of the Company, reporting to the Board of the Company, and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing Executive’s personal investments, or serving on civic or charitable boards or committees, provided that no such activities unduly interfere, individually or in the aggregate, with the performance of Executive’s obligations under this Agreement, provided that Executive shall honor the non-competition and non-solicitation terms as per Section 15 below.

3. Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until January 4, 2027, unless earlier terminated in accordance with Section 9 hereof. The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew such employment, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Term as that term is defined below. The period commencing as of the Effective Date and ending on Executive’s last date of employment with the Company under this Agreement is the “Term” and the end of the Term is referred to herein as the “Expiration Date.”

4. Base Compensation. The Company shall pay to Executive a base compensation (the “Base Compensation”) of $251,000 per year (prorated for any partial year), payable at such times as the Company customarily pays its other senior executives (but in any event no less often than monthly). In addition, each year during the Term, Executive shall be reviewed for purposes of determining the appropriateness of Executive’s Base Compensation hereunder. The Base Compensation shall be subject to all federal, state and local payroll tax withholding and any other withholdings required by law. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

5. Benefits; Expense Reimbursement.

(a) Benefits. During the Term, Executive shall be entitled to participate in all company employee benefit plans. In the event Executive elects to pay to a self-funded health insurance program, Executive shall be reimbursed by the Company for such costs up to the maximum amount the Company would be obligated to pay for similar benefits pursuant to its health insurance plans.

(b) Expenses. During the Term, the Company shall promptly reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company, consistent with Company policies in effect from time to time.

6. Target Bonus. In addition to Executive’s Base Compensation, during the Term Executive shall be given the opportunity to earn an annual target bonus (the “Bonus”) of up to 30% of Base Compensation. Actual bonus payouts may range from 0% to a maximum of 50% of base salary. The Bonus shall be earned by Executive upon achievement of Company and individual performance milestones for a fiscal year (in each case, the “Target Year”) to be mutually agreed upon by the Executive and the Board or its compensation committee during the first quarter of each calendar year. Bonus payments, if earned, will be paid during the first quarter of the following year. In the event Executive is employed by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 6, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was employed by the Company during such Target Year divided by 365. The determinations of the Board or its compensation committee with respect to Bonuses will be final and binding.

7. Equity Award. Executive will be granted an equity-based compensation award (“Award”) in such amounts and subject to such terms and conditions that are consistent with, and no less favorable to Executive than the terms and conditions set forth in Exhibit C attached hereto. Upon termination of Executive’s employment, the treatment of any portion of outstanding Award shall be determined in accordance with the terms of any agreements governing such award (“Award Agreement”). Executive shall remain eligible to receive additional equity-based compensation awards as the Company may grant from time to time.

8. Intentionally omitted.

9. Termination.

(a) Termination by the Company. Subject to the obligations of the Company set forth in Section 10 below, the Company may terminate Executive’s employment at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. Notwithstanding the foregoing, in the event the Company desires to terminate the Executive’s employment without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice.

(b) Termination by Executive. Executive may voluntarily terminate the Term upon sixty (60) days’ prior written notice for any reason or no reason.

(c) Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 10 below, Executive’s employment shall terminate automatically upon Executive’s death. Subject to the obligations of the Company set forth in Section 10 below, in the event Executive is unable to perform Executive’s duties as a result of Disability during the Term, the Company shall have the right to terminate the employment of Executive by providing written notice of the effective date of such termination.

10. Payments Upon Termination of Employment.

(a) Termination for Cause, Death or Disability or Termination by Executive without Good Reason. In the event that Executive’s employment hereunder is terminated during the Term by the Company for Cause, as a result of Executive’s death or Disability, or voluntarily by Executive without Good Reason, the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination, the Company shall pay Executive a lump sum amount equal to (i) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any Bonus and Options earned and not yet paid or granted, as applicable, through the date of termination; and (iii) within 2-1/2 months following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination.

(b) Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason, the Company shall compensate Executive as follows:

(i) Termination by Company Without Cause: on the date of termination, the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus and Options earned and not yet paid or granted, as applicable, through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and, provided that Executive executes a written release pursuant to Section 10(e) below, the Company shall pay Executive the Base Compensation for six (6) months from the date of termination and any benefits (or benefits reimbursement payments) pursuant to Section 5 herein that the Executive is or would be eligible for during such six (6) month period.

(ii) Termination by Executive for Good Reason after the first 12 months of employment: if Executive has completed twelve (12) full months of employment from date of hire, on the date of termination, the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus and Options earned and not yet paid or granted, as applicable, through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and, provided that Executive executes a written release pursuant to Section 10(e) below, the Company shall pay Executive the Base Compensation for six (6) months from the date of termination and any benefits (or benefits reimbursement payments) pursuant to Section 5 herein that the Executive is or would be eligible for during such six (6) month period.

(iii) Termination by Executive for Good Reason within the first 12 months of employment: if Executive has not completed twelve (12) full months of employment from date of hire, on the date of termination, the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus and Options earned and not yet paid or granted, as applicable, through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination.

(c) Termination in the Context of a Change of Control. Notwithstanding anything in Section 10(a) or 10(b) herein to the contrary, in the event of Executive’s termination of employment with the Company either (i) by the Company without Cause at any time within twelve (12) months prior to the consummation of a Change of Control if, prior to, or as of such termination, a Change of Control transaction was Pending (as defined in Section 10(d) below) at any time during such twelve (12)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time upon or within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to the following payments and other benefits:

(i) on the date of termination (except as specified in clause (C)), the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination;

(ii) on the date of termination, provided that Executive executes a written release pursuant to Section 10(e) below, the Company shall pay to Executive a lump sum amount equal to six (6) months of Executive’s Base Compensation then in effect as of the day of termination, and any benefits pursuant to Section 5 herein that the Executive is or would be eligible for during such six (6) month period;

(iii) notwithstanding any provision of any stock incentive plan, stock option agreement, restricted stock agreement or other agreement relating to capital stock of the Company, and provided that Executive executes a written release pursuant to Section 10(e) below, all of the shares and equity awards held by Executive that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive, become fully exercisable for (A) a period of six months following the date of termination only if at the time of such termination there is a Change of Control transaction Pending (as defined in Section 10(d) below) or (B) if clause (A) does not apply, then such period of time set forth in the agreement evidencing the security; and

(iv) Severance benefits under this Section 10(c) and Section 10(b) above shall be mutually exclusive and severance under one such section shall prohibit severance under the other.

In order to effectuate the provisions of Section 10(c)(iii) hereof, in the event that Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason, no equity award held by Executive shall expire or terminate prior to the earlier to occur of (a) ten (10) years after the date of the award and (b) fifteen (15) months after Executive’s termination of employment with the Company.

(d) Definition of “Pending.” For purposes of Section 10(c) herein, a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction; or (C) a third party has publicly announced, through a filing with the Securities and Exchange Commission, its intent to commence a tender offer or similar transaction to acquire 50% or more of the outstanding voting interests of the Company.

(e) Conditions to Payment. All payments and benefits due to Executive under this Section 10 that are made subject to this Section 10(e) on 10, (such payments, “Severance”), shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims substantially in the form attached hereto as Exhibit A. Such general release shall be executed and delivered (and no longer subject to revocation) within fifty-five (55) days following termination. Failure to timely execute and return such release or revocation shall be a waiver by Executive of Executive’s right to any Severance. If Executive’s review and revocation period for the release of claims required pursuant to this Section spans two of Executive’s taxable years, the first payment shall be made on the first regularly scheduled payroll date of the later taxable year following the effective date of such release of claims and shall include all amounts accrued prior thereto. In addition, Severance shall be conditioned on Executive’s compliance with Section 15 hereof.

11. Code Section 409A.

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or otherwise pursuant to a Change of Control shall assume the Company’s obligations under this Agreement and agree expressly in writing delivered to Executive, at or prior to such Change of Control, to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a Change of Control. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by contract, operation of law or otherwise.

13. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to Executive’s last known residence) or (b) three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

14. Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit B, and incorporated herein by this reference.

15. Non-Competition; Non-Solicitation.

(a) Non-Compete. The Executive hereby covenants and agrees that during the Term and for a period of one (1) year following the Expiration Date, the Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 15 (a), (i) “Competing Business” means the current business of the Company and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

(b) Non-Solicitation. Executive further agrees that during the Term and for a period of one (1) year from the Expiration Date, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.

(c) Remedies. Executive acknowledges and agrees that Executive’s obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by Executive of Executive’s covenants and agreements set forth herein. Accordingly, Executive agrees and acknowledges that any such violation of this Section 15 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to seek injunctive relief against the breach of this Section 15 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

16. Employment Relationship. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

17. Miscellaneous Provisions.

(a) Survival. Sections 1, 5, 6, 10, 11, 13, 14, 15 and 17 herein, including this Section 17(a), shall survive the termination of Executive’s employment with the Company, the expiration of this Agreement and the termination of this Agreement for any reason.

(b) Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement supersedes, amends and restates all prior agreements and understandings between the parties, oral or written, including, without limitation, the Executive Agreement. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Indiana.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(g) Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(h) Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	Syra Health Corp.

By:
	Name:	Priya Prasd
	Title:	Chief Financial Officer

EXECUTIVE:
Gregory R Alexander

Exhibit A

GENERAL RELEASE OF CLAIMS

GENERAL RELEASE and WAIVER (this “Agreement”) made as of ____ by and between Gregory R Alexander (the “Employee”) and Syra Health Corp. (the “Employer,” together with the Employee, the “Parties”).

WHEREAS, Employee and the Employer have agreed that Employee’s employment with the Company has been terminated;

WHEREAS, Employee and the Employer have previously entered into an Employment Agreement dated January __, 2026, as may have been amended or supplemented from time to time (the “Employment Agreement”), with any terms used, but not defined herein, having the meaning set forth in the Employment Agreement; and

WHEREAS, the Parties desire to enter into this Agreement, in satisfaction of all obligations of the Employee and the Employer in respect of Employee’s employment with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and the Employee agree as follows:

1. Separation

(a) Date of Separation. Employee’s employment with the Employer and all of its subsidiaries and affiliates will end on [DATE] (the “Termination Date”). Employee hereby acknowledges and agrees that Employee has resigned, effective as of the Termination Date, from any and all positions and titles Employee holds with the Employer and all of its affiliates (together, “Company Entities”).

(b) Severance. In consideration for, subject to and conditioned on Employee’s execution of this Agreement on or within twenty-one (21) days following the Termination Date, Employee’s non-revocation thereof and compliance with such other conditions as are set forth in the Employment Agreement, Employee is eligible to receive the Severance in accordance with the terms and conditions set forth in the Employment Agreement.

(c) Full Satisfaction. The Employee acknowledges and agrees that, except for [TO INCLUDE RIGHTS WITH RESPECT TO AWARD IF ANY ARE VESTED (“Equity Rights”)] the payments and benefits under Sections 6.1(a), (d), (f) and (g) of the Employment Agreement, or under Section 6.5 of the Employment Agreement in the event that a Termination occurs within twelve (12) months following a Change in Control, and except for Severance, the Employee is not entitled to any other compensation or benefits from the Company Entities (including without limitation any severance or termination compensation or benefits under any severance plan, program, policies, practices or arrangements of any of the Company Entities).

(d) COBRA. Pursuant to the applicable group plan terms and conditions, Employee will cease participating in Employer’s health insurance plans as of the Termination Date. If applicable, the Employer will send the Employee documentation under separate cover relating to the Employee’s rights pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

2. General Release and Waiver

(a) Release.

i. In exchange for and in consideration of the promises and covenants set forth in this Agreement and the Employment Agreement, and except as expressly set forth herein, Employee irrevocably and unconditionally releases and discharges the Company Entities and each of their subsidiaries, divisions, parents and member companies, institutions, affiliates or related business entities and any and all of their past and present administrators, officers, partners, members, fiduciaries, trustees, directors, agents, representatives, shareholders, employees, board members, successors and assigns (hereinafter collectively referred to as “Releasees”), jointly and individually, from any and all actions, causes of action, grievances, arbitrations, obligations, liabilities, judgments, suits, debts, attorneys’ fees, costs, sums of money, wages, bonuses, benefits of any type, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever in law, or in equity, which Employee, Employee’s heirs, executors, administrators, successors and assigns, ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date Employee signs this Agreement.

ii. The foregoing release covers, without limitation, any claims of discrimination on the basis of pregnancy, race, color, sex, sexual orientation, disability, handicap, religion, creed, national origin, ancestry, age (including, without limitation, any rights or claims under the Age Discrimination Employment Act of 1967 or the Older Worker Benefits Protection Act), citizenship, ethnic characteristics, sexual or affectional preference or marital status and also includes, no matter how denominated or described, any claims of discrimination, retaliation, harassment or interference under any federal, state or local law, rule, regulation, collective bargaining agreement, or executive order including, without limitation, any rights or claims under Title VII of the Civil Rights Act of 1964; the Genetic Information Non-Discrimination Act; the Civil Rights Acts of 1866 and 1991; 42 U.S.C. § 1981; the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; and all other federal, state and local laws (whether statutory, regulatory or decisional) including, but not limited to, and any claims of conversion, failure to return property, failure to pay wages, wrongful discharge or termination, interference with contract, breach of covenant, breach of contract, violation of a collective bargaining agreement, whether written or oral, express or implied, breach of promise, public policy, negligence, retaliation, defamation, defamation of character, defamation of employment records, impairment of economic opportunity, loss of business opportunity, fraud, deceit, misrepresentation, whistle-blower activities, perceived disability, history of disability and payment of wages or benefits of any type, as well as any claims for attorneys’ fees or costs.

It is the intention of the Parties in executing this Agreement that it shall be a general release and shall be effective as a bar to each and every matter released herein and that, should any proceeding be instituted with respect to the matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for dismissal. ..

iii. Except as expressly provided herein, Employee acknowledges and agrees that, by signing this Agreement, Employee is surrendering and giving up any right Employee has or may have, without limiting the generality of any other provision herein, to assert any claim for individual relief or damages against or involving Employer or the Releasees arising from or in any way relating to Employee’s employment with Employer or the termination thereof, or to permit Employee to become and remain a member of any class seeking individual relief or damages against Employer or the Releasees arising from or in any way relating to Employee’s employment with Employer or the termination thereof. Nothing herein, however, shall prevent Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state or local fair employment practices agency; provided, however, that Employee further agrees and understands that Employee has waived Employee’s right to recover monetary damages or other relief personal to employees in any such charge, complaint, grievance or lawsuit filed by Employee or on Employee’s behalf arising from, or in any way relating to, Employee’s employment with Employer or the termination thereof, to the maximum extent permitted by applicable law. This release shall not apply to any claims which may not be released pursuant to applicable law and shall not apply to (1) Employee’s Equity Rights and rights to enforce the Employment Agreement with respect to any claims with respect to payments and benefits under Sections 6.1(a), (d), and (f) of the Employment Agreement (and any payments and benefits under Section 6.5 of the Employment Agreement in the event that a termination occurs within twelve (12) months following a change in control), with respect to Severance and rights under Section 8.7 of the Employment Agreement, and (2) any rights in the nature of indemnification , advancement of expense reimbursement or entitlement to insurance coverage, which the Employee may have with respect to claims against the Employee relating to or arising out of his employment with, or other provision of services to, the Company Entities.

iv. Notwithstanding anything herein or in any other agreement with or policy of the Employer to which Employee was or is subject, nothing herein or therein shall (A) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require Employee to comply with any notification or prior approval requirement with respect to any reporting described in clause (A); provided, however, that Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(b) Covenant Not to Sue. Additionally, Employee agrees not sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Releasees on account of any claim released pursuant to this Agreement. Employee represents that Employee has no charges, complaints, grievances or any other claims or requests for relief pending against Employer or the Releasees (as defined above) with the Equal Employment Opportunity Commission or any other federal, state or local administrative or other judicial tribunal and has no charges, complaints, grievances or any other claims regarding allegations of sexual harassment or sexual misconduct against the Employer.

(c) Consideration. The Employee acknowledges the Severance is in addition to anything of value to which the Employee already is entitled from the Employer and its affiliates and constitutes good and valuable additional consideration for this Agreement.

3. Acknowledgement of Restrictive Covenants. Employee acknowledges that Employee remains bound by his obligations pursuant to Article 8 of the Employment Agreement.

4. No Admission of Liability. Employee agrees and acknowledges that nothing contained in this Agreement, nor the fact that Employee has been or will be paid any remuneration under it, shall be construed, considered or deemed to be an admission of liability or wrongdoing by either Employer or any of the Releasees. Employer and the Releasees deny committing any wrongdoing or violating any legal duty with respect to the Employee’s employment or the termination of Employee’s employment from Employer. The terms of this Agreement, including all facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this Agreement, or as may otherwise be required by law.

5. Knowing and Voluntary Waiver; Acknowledgements.

(a) The Employee acknowledges that, by the Employee’s free and voluntary act of signing below, the Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby. By signing this Agreement, Employee hereby acknowledges and agrees that:

i.	Employee has been afforded a reasonable and sufficient period of time to review this Agreement, for deliberation thereon and for negotiation of the terms thereof, and Employee is hereby specifically urged and advised by Employer to consult with an attorney, legal counsel or a representative of Employee’s choice before signing it;

ii.	Employee has carefully read and understands the terms of this Agreement, all of which have been fully explained to Employee;

iii.	Employee has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

iv.	The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Employee by any person or entity whatsoever to cause Employee to sign this Agreement;

v.	Employee acknowledges that Employee has been informed that Employee has the right to consider this Agreement for a period of at least 21 days prior to entering into this Agreement. Employee expressly acknowledges that Employee has taken sufficient time to consider this Agreement before signing it;

vi.	Employee expressly acknowledges that, if any changes – whether material or immaterial – are or were made to this Agreement after Employee’s receipt for review, such changes do not commence a new 21 day period for consideration; and

vii.	Employee acknowledges that this Agreement does not waive rights or claims that may arise after the date this Agreement is signed.

(b) Effective Date. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Employee (the “Effective Date”), provided that the Parties acknowledge and agree that this Agreement shall be null and void if executed prior to the Termination Date. During the seven-day period prior to the Effective Date, the Employee may revoke Employee’s agreement to accept the terms hereof by indicating in writing to the Employer his or her intention to revoke. If the Employee exercises Employee’s right to revoke hereunder, Employee shall forfeit Employee’s right to receive any Severance Payments.

6. Miscellaneous.

(a) Non-Disclosure. Employee acknowledges and agrees that Employee will not disclose the terms of this Agreement to anyone except for Employee’s spouse, tax advisor and/or attorney, and only then after having received assurances that they too will honor this confidentiality provision.

(b) Withholding. The Employer may withhold from any amounts payable to the Employee all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(c) Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action.

(d) Notices. All notices given hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or a national overnight courier service capable of providing delivery confirmation, or by hand-delivery, or by facsimile transmission with confirmed receipt, and, if intended for the Employer, shall be addressed to it at: ___________, Attn: General Counsel and if intended for the Employee, shall be addressed to Employee at the address on file at Employer. Each such notice shall be deemed to be given on the date received at the address of the addressee or upon refusal to accept delivery.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

(f) Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

(g) Modification; Successors and Assigns. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, assigns, legal representatives, executors, administrators and heirs, provided that Employee may not assign his obligations under this Agreement. Employee acknowledges and agree that the Releasees are express third party beneficiaries of this Agreement.

7. Governing Law

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to the rules of conflicts of law.

(b) Arbitration. Any dispute, claim or controversy arising under or in connection with this Agreement or Section 13.8 of the Employment Agreement is incorporated herein in its entirety mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first written above.

Syra Health Corp.

By:
Name:
Title:

Employee

Exhibit B

Confidentiality and Inventions Agreement

Employee’s Last Name, First Name, Middle Initial: Alexander, Gregory, R

I, the undersigned, recognize the importance of protecting the Company’s rights to its ideas, inventions, discoveries, trade secrets, confidential information and good will and, further, recognize that execution of this Agreement is an express condition of my employment by the Company.

In consideration of my engagement as an employee by the Company, I hereby confirm my understanding and agreement, as follows:

1. Definition. For the purposes of this Agreement, the “Company” means and includes Syra Health Corp. and all of its existing, past or future parents, subsidiaries, affiliates and assigns.

2. Covenant Not to Disclose.

(a) I agree that I will not, at any time during or after the termination of my employment with the Company, regardless of the reason for my termination, communicate, disclose or otherwise make available to any person or entity (other than the Company), or use for my account (except in the course of my employment with the Company) or for the benefit of any other person or entity, unless authorized by the Company in writing, any information or materials proprietary to the Company that relates to the Company’s business, organization, finances or affairs which is of a confidential nature, including, but not limited to, trade secrets, information or materials relating to existing or proposed pharmaceutical products (in all and various stages of development), inventions, designs, methods, techniques, systems, processes, data, software programs, software code, “know-how”, marketing information and materials, marketing and development plans, customer lists and other customer information (including current prospects), price lists, pricing policies, personnel information and financial information (collectively, “Proprietary Information”). Proprietary Information includes any and all such information and materials, whether or not obtained by me with the knowledge and permission of the Company, whether or not developed, devised or otherwise created in whole or in part by my efforts, and whether or not a matter of public knowledge unless as a result of authorized disclosure. I further agree that I will retain such knowledge and information which I acquire and develop during my engagement respecting such Proprietary Information in trust for the sole and exclusive benefit of the Company and its successors and assigns, and shall not use or attempt to use any Proprietary Information except as may be required in the ordinary course of performing my duties as an employee, nor shall I use any proprietary information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

(b) The provisions of this Paragraph shall apply to Proprietary Information obtained by the Company from any third party under an agreement including restrictions on disclosure known to me.

3. Inventions.

(a) If at any time or times during my employment by the Company, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including, but not limited to, the Semiconductor Chip Protection Act) or subject to analogous protection). I shall promptly disclose to the Company (or any persons designated by it) each such Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b) I agree that I will promptly disclose to the Company all ideas, inventions, discoveries and improvements (including, but not limited to, those which are or may be patentable or subject to copyright protection) which I make, originate, conceive or reduce to practice during my employment by the Company and which relate directly or indirectly to the business of the Company or to work or investigations done for the Company (collectively, “Inventions”). All Inventions shall be the sole and exclusive property of the Company, and I hereby assign to the Company all rights therein, except as may otherwise be specifically agreed by the Company in writing.

(c) In order that the Company may protect its rights in the Inventions, I will make adequate written records of all Inventions, which records shall be the Company’s property; and, both during and after termination of my employment agreement with the Company, I will, without charge to the Company but at its request and expense, sign all papers, including forms of assignment, and render any other proper assistance necessary or desirable to transfer or record the transfer to the Company of my entire right, title and interest in and to the Inventions, and for the Company to obtain, maintain and enforce patents, copyrights, trade secrets or other protections thereon or with respect thereto (as the case may be) throughout the world.

(d) I represent that the Developments identified in the Appendix, if any, attached hereto comprise all the Developments that I have made or conceived prior to my engagement by the Company, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title of such Developments and the purpose thereof but not details of the Development itself. IF THERE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE, OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS. ____________

(e) The obligations contained in this Paragraph 3 shall continue beyond the termination of my employment with respect to Inventions (whether patentable or copyrightable or not) conceived or made by me during the period of my employment by the Company.

(f) By this Agreement, I irrevocably constitute and appoint the Company as my agent and attorney-in-fact for the purpose of executing, in my name and on my behalf, such instruments or other documents as may be necessary to transfer, confirm and perfect in the Company the rights I have granted to the Company in this Paragraph 3 and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

4. Covenant to Report; Documents and Tangible Property. I will promptly communicate and disclose to the Company all observations made and data obtained by me in the course of my engagement by the Company and shall not make, use or permit to be used (at any time) any Company Property otherwise than for the benefit of the Company. “Company Property” shall include all written materials, records, documents and other tangible property made by me or coming into my possession during my engagement concerning the business or affairs of the Company, including, but not limited to, any Proprietary Information and/or any Inventions which are conceived or generated by me. All Company Property shall be the sole and exclusive property of the Company and, upon the termination of my employment (or at such earlier time as the Company may request me to do so), I will promptly deliver the same, in my possession, custody or control, to the Company or to any party designated by it, without retaining any copies, notes or excerpts thereof. I agree to render to the Company, or to any party designated by it, such reports of the activities undertaken by me or conducted under my direction during my engagement as the Company may request.

5. Severability and Interpretation. In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

6. Waiver. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

7. Acquiescence in Injunction. I understand that if I violate any provision of this Agreement the Company will be irreparably harmed and will have no adequate remedy at law. The Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, this Agreement.

8. No Conflicting Agreements. I represent and warrant to the Company that I am not subject to any restrictions on my ability to grant to the Company the rights referred to in this Agreement, and that I have not previously assumed any obligations inconsistent with those of this Agreement. I further represent, warrant and covenant to the Company that I am in compliance and shall remain in compliance with any and all obligations previously assumed by me to any third party with respect to nondisclosure and assignment of inventions. I have not entered into, and I will not enter into, any agreement either written or oral in conflict herewith.

9. Governing Law. This Agreement and any disputes arising under or in connection with it shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflict of laws of such state. I hereby submit for the sole purpose of this Agreement and any dispute arising under or in connection with it to the jurisdiction of the courts located in the State of Indiana and any courts of appeal therefrom, and hereby waive any objection (on the grounds of lack of jurisdiction or forum non conveniens or otherwise) to the exercise of such jurisdiction over me by any such courts.

10. Survival. This Agreement shall be effective as of the date entered below. My obligations under this Agreement shall survive the termination of my employment agreement with the Company regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

11. Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I will not assign this Agreement.

ACCEPTED AND AGREED TO:

SYRA HEALTH CORP		EMPLOYEE

By:		By:
Name:	Priya Prasad	Name:	Gregory R Alexander
Date:		Date:

APPENDIX – TITLE/PURPOSE OF DEVELOPMENTS

The following is a complete list of all Developments and the purpose of those Developments:

________	No Developments

________	See Below

Developments and Purpose:

Exhibit C

EQUITY TERMS

Incentive Stock Options (ISO)

Type of Award (“Award”)	●	Incentive Stock Options
	●	Executive’s Award to equal 257,920 shares.

	●	Award is evidenced by Syra’s Stock Option Grant Notice and Option Agreement executed by Executive and the Company.

Vesting of Award	●	20% vest one year after date of grant, and the remainder 20% vest yearly over 4 years beginning one year after date of

Termination of Service for Cause, resignation with/without Cause, death & disability, etc.	●	ninety (90) days following the date of the Executive’s termination of employment with the Company and its Affiliates for any reason other than for Cause or due to the Executive’s death or Disability;

	●	twelve (12) months following the date of the Executive’s termination of employment with the Company and its Affiliates due to the Executive’s death or Disability.

	●	The entire Award (whether vested or unvested) held by the Executive immediately prior to the cessation of the Executive’s employment shall immediately terminate upon such cessation if such cessation of employment was for Cause

Performance Stock Units (PSUs)

Type of Award (“Award”)	●	Performance Stock Units
	●	Executive’s Award to equal 368,458 shares.

	●	Award is evidenced by Performance Stock Unit Grant Agreement executed by Executive and the Company.

Vesting of Award	●	20% are available to vest year one after grant and the remainder 20% are available to vest yearly over 4 years beginning one year after date of grant

	●	PSUs vest only upon achievement of performance targets established by the Board of Directors. Performance criteria will be based on revenue growth, profitability, and strategic milestones as determined by the Board. If performance targets are not met, the corresponding PSUs will not vest and will be forfeited.

Termination of Service for Cause, resignation with/without Cause, death & disability, etc.	●	If employment terminates for any reason prior to a vesting date or performance target achievement, all unvested equity scheduled to vest on that date and subsequent dates will be forfeited

	●	The entire Award (whether vested or unvested) held by the Executive immediately prior to the cessation of the Executive’s employment shall immediately terminate upon such cessation if such cessation of employment was for Cause

Restricted Stock Units (PSUs)

Type of Award (“Award”)	●	Restricted Stock Units
	●	Executive’s Award to equal 110,537 shares.

	●	Award is evidenced by Restricted Stock Unit Grant Agreement executed by Executive and the Company.

Vesting of Award	●	20% are available to vest year one after grant and the remainder 20% are available to vest yearly over 4 years beginning one year after date of grant

	●	RSUs are time-based awards that vest based solely on continued employment with the Company, with no performance conditions.

Termination of Service for Cause, resignation with/without Cause, death & disability, etc.	●	If employment terminates for any reason prior to a vesting date all unvested equity scheduled to vest on that date and subsequent dates will be forfeited, except as otherwise provided in the RSU acceleration provisions for Change of Control or Death/Disability.

	●	The entire Award (whether vested or unvested) held by the Executive immediately prior to the cessation of the Executive’s employment shall immediately terminate upon such cessation if such cessation of employment was for Cause